EXHIBIT 99.1

CTC MEDIA APPOINTS

NEW CO-CHAIRMAN AND NEW DIRECTOR

Moscow, Russia — September 25, 2014 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced that existing Board member Jørgen Madsen Lindemann has been elected to serve as Co-Chairman of the CTC Media Board of Directors in place of Lorenzo Grabau. The Company also announced that Mathias Hermansson, 41, has been appointed as a member of the CTC Media Board in place of Mr. Grabau. Mr. Hermansson has been the Chief Financial Officer of Modern Times Group MTG AB since March 2006, and is responsible for MTG’s finances, strategy, corporate finance and legal affairs. Mr. Hermansson had previously served as a member of the CTC Media Board of Directors between December 2009 and April 2013.

Mr. Lindemann, Mr. Hermansson and Ms. Irina Gofman are therefore now the three members of the CTC Media Board designated by MTG Russia AB pursuant to the stockholders agreement among the Company, MTG Russia and Telcrest Investments.

Lorenzo Grabau commented: “I have been honoured to serve as the Co-Chairman and a Director of CTC Media. My new role as Chief Executive Officer of Kinnevik requires me to dedicate all my time to our direct investee companies, and I look forward to continuing to provide guidance to Jørgen and Mathias through my contribution as an MTG Board member.”

About CTC Media

CTC Media is Russia’s leading independent media company managing four television channels in Russia (CTC, Domashny, Peretz and CTC Love) as well as Channel 31 in Kazakhstan and a TV company in Moldova with combined potential audience over 150 million viewers. The international version of CTC Channel is available in North America, Europe, Central Asia, Armenia, Georgia, Azerbaijan, the Middle East and Kyrgyzstan. The international version of Peretz is available in Belarus in Kyrgyzstan as well. CTC Media owns several digital entertainment media assets including videomore.ru, domashniy.ru, ctc.ru and peretz.ru. CTC Media is publicly traded on NASDAQ under the symbol CTCM.

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

Irina Faritova
Head of Investor Relations
+7 495 981 0740

ir@ctcmedia.ru

Media Relations

Igor Ivanov

Press secretary

+7 (495) 785 63 47, ext. 4352,

+ 7 (985) 763 00 85

pr@ctcmedia.